EXHIBIT 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550

CERADYNE, INC. RECEIVES $113 MILLION CERAMIC BODY ARMOR ORDER FOR

U.S. ARMY

Costa Mesa, Calif.—January 31, 2007—Ceradyne, Inc. (NASDAQ: CRDN) received a $113 million delivery order for ESAPI (Enhanced Small Arms Protective Inserts) from the U.S. Army, Aberdeen Proving Ground, Maryland. This new delivery order is scheduled to be shipped beginning April 2007 through early September 2007. This delivery order will be shipped against a larger indefinite delivery/indefinite quantity (ID/IQ) contract announced earlier. The Company records as firm orders only delivery orders, such as the above, that have firm scheduled delivery dates.

Dave Reed, Ceradyne President North American Operations, commented: “This delivery order is the largest single ESAPI order ever received by Ceradyne. It represents an increase in the shipping rates of approximately 17% to the U.S. Army compared to 2006. Utilizing the Lexington, Kentucky facility and the Costa Mesa and Irvine, California plants, we expect to meet the Army’s quality and delivery requirements. We believe that the increase in delivery rates is due to our prior quality and delivery performance. We are committing the Company’s development and production resources in order to fulfill the Army’s immediate and longer term requirements.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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